                                 Exhibit 12.1


                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)


                                                39 Weeks Ended
                                                --------------                                Fiscal Year (1)
                                             Oct 30,      Oct 31,    ---------------------------------------------------------------
                                              1999         1998         1998        1997         1996         1995          1994
                                              ----         ----         ----        ----         ----         ----          ----
Earnings
--------
      Income before income taxes and
         extraordinary items                $ 224,415    $ 161,787    $ 316,749   $ 235,063    $ 171,368    $ 122,729     $ 117,451

      Fixed charges (3)                        59,672       46,049       63,135      57,446       42,806       30,649        19,758

      Less interest capitalized
         during period                         (2,651)      (1,215)      (1,878)     (2,043)      (2,829)      (1,287)         (603)
                                            ---------    ---------    ---------   ---------    ---------    ---------     ---------
                                            $ 281,436    $ 206,621    $ 378,006   $ 290,466    $ 211,345    $ 152,091     $ 136,606
                                            =========    =========    =========   =========    =========    =========     =========

Fixed Charges
-------------
      Interest (expensed or
         capitalized) (3)                   $  24,044    $  18,196    $  24,550   $  26,304    $  20,574    $  14,774     $   7,911

      Portion of rent expense
         representative of interest            35,447       27,704       38,385      30,798       22,031       15,798        11,777

      Amortization of deferred
         financing fees                           181          149          200         344          201           77            70
                                            ---------    ---------    ---------   ---------    ---------    ---------     ---------
                                            $  59,672    $  46,049    $  63,135   $  57,446    $  42,806    $  30,649     $  19,758
                                            =========    =========    =========   =========    =========    =========     =========

Ratio of earnings to fixed charges               4.72         4.49         5.99        5.06         4.94         4.96 (2)      6.91
                                            =========    =========    =========   =========    =========    =========     =========

(1) Fiscal 1998, 1997, 1996 and 1994 are 52 week years and fiscal 1995 is a 53 week year.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.
(3) Interest expense for fiscal 1997, 1996, and 1995 has been restated to properly reflect interest expense included on the Condensed Consolidated Statements of Income.